Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Pro-Pharmaceuticals, Inc. (the “Company”) on Form S-3 of our report dated March 24, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB of Pro-Pharmaceuticals for the year ended December 13, 2002, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

October 20, 2003